INVESTMENT BANKING AGREEMENT

                  Xin Net Corporation, a Florida corporation having its head office at:
                  789 West Pender Street, Suite 830.
                  Vancouver, B.C., Canada V6C 1H2
                  (Hereinafter referred as "Xin Net")
And:

                  iBanc Group, Inc. a California company having its head office at:
                  2601 Main Street, Suite 530, Irvine, California, USA 92614 (Hereinafter referred as "iBanc")


Whereas:

A.       Xin Net is an OTC-BB company trading under the symbol: XNET.

B. Xin Net and iBanc desire to enter into an agreement whereby iBanc will arrange for a financing for Xin Net and provide other services of an advisory nature.

C. On October 20, 2001, Xin Net advised iBanc that it had signed an agreement dated October 1, 2001 to acquire all of the shares of Protectserve Pacific Ltd. ("PSP"), a Hong Kong company.

D. Xin Net and PSP are now negotiating to cancel the agreement with PSP and to replace it with a new agreement by which Xin Net will acquire control of a publicly traded shell company, advance to this company up to $1,000,000 US, the shell company will acquire PSP and thereafter Xin Net will distribute its shares of the shell in the form of a dividend.

Wherefore, Parties hereto, in consideration of the mutual covenants contained herein, agree as follows:

A.       The Financing

1. Within 60 days of the signing of this Agreement, iBanc shall arrange for the purchase of Twelve Million (12,000,000) shares of the restricted common stock of Xin Net, at an agreed price of $0.50 US per share (the "Financing").

2. Under no circumstances, without the express agreement in writing of Xin Net, shall iBanc be entitled to any extension of the 60 day time for arranging the Financing and, under no circumstances, shall Xin Net have any obligation, financial or otherwise to iBanc, should iBanc, for any reason, fail to arrange the Financing in its entirety


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B.       Advisory Services

3. iBanc, shall, at the sole option of Xin Net, provide advisory services to Xin Net for a period of up to 24 months, which services shall include, but will not necessarily be limited to, the followings:

        o Advice regarding the formation of corporate goals and their implementation;

        o Advice regarding the financial structure of Xin Net or its divisions, or any programs and projects undertaken by any of the foregoing;


        o      Advice regarding obtaining further financing;

        o Advice regarding corporate organization, personnel, and selection of needed specialty skills;

        o      SEC filings;

        o      Completion and distribution of a research report;

               (i) in English to be distributed among financial institutions in the U.S.
               (ii) in Chinese to be distributed among financial institutions in China, Taiwan, Hong-Kong and Singapore;
        o      Market intelligence implementation; and
        o      Mergers and acquisitions.


4. Xin Net acknowledges that iBanc and its affiliates are in the business of providing advisory services of all types contemplated by this Agreement to others. Nothing herein contained shall be construed to limit or restrict iBanc or its affiliates in conducting such business with respect to others or in rendering such advice to others, provided however, iBanc agrees that any information which it acquires as a result of its association with Xin Net shall be held in the strictest confidence and shall not be used or disclosed in any manner without the express written consent of Xin Net.

5. Furthermore, in the performance of its duties, iBanc shall provide Xin Net with its best judgment and efforts and shall at all times conduct itself in good faith.

C.       Fees Payable to iBanc

6. The fees payable to iBanc for arranging for the Financing together with such advisory services as Xin Net may request shall be as follows:

        (a) $840,000US payable in equal monthly installments of $35,000US commencing on the 20th of each month following the month in which Xin Net receives the sum of $6,000,000 US from the Financing;

        (b) 600,000 restricted common shares of Xin Net to be issued to iBanc or its designee within 30 days of completion of the Financing;

        (c) $600,000US to be paid to iBanc within 30- days of the completion of the Financing as a transaction fee; and


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        (d)       a warrant to be issued to iBanc within 30 days of the
                  completion of the Financing for the purchase of 500,000 shares of Xin Net exercisable at a price per share of 115% of the average closing price of the shares of Xin Net over the last 10 days of trading prior to the date of issue of the warrant; and

        (e) a further warrant to be issued to iBanc within 30 days of the completion of the Financing for the purchase of another 500,000 shares of Xin Net exercisable at price of $0.50 US per share; both warrants are for a period of 5 years.

7. Xin Net shall have no obligation to pay any fees to iBanc unless Xin Net receives $6,000,000 US pursuant to the Financing. Furthermore, in the event that it completes the Financing, iBanc shall not be entitled, nor shall the purchasers of any of the shares issued on the Financing, have any right to receive by way of dividend any shares of the public company referred to in Recital D.

8. Within 90 days of the date on which the average trading price of Xin Net's shares for the previous 15 trading days exceeds $3.00 US per share, Xin Net shall file a Registration Statement for the shares referred to in paragraphs 6(d) and 6(e) above.

9. The monthly fees paid pursuant to paragraph 6(a) above shall be paid to iBanc by wire transfer as follows:

                  Bank of America (Woodbridge Branch)
                  Bank's address:   4500 Barranca Pky, Irvine, CA
                  Account Name:     iBanc Group, Inc.
                  Account Number:   10154 11652
                  ABA Number:       21000358

C.       Board Appointment

10. After the completion of the Financing, and during the time that iBanc provides advisory services to Xin Net as set out above, Xin Net will, at iBanc's option and if so requested by iBanc, recommend and use its best efforts to elect one designee of iBanc, at the option of iBanc, either as a member or advisor to its Board of Directors. Such designee, if elected or appointed, shall attend meetings of the Board and receive no more or less compensation than is paid to other non-management directors of the Company and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings including, but not limited to, food, lodging and transportation.

11. To the extent permitted by law, Xin Net will agree to indemnify iBanc's designee for the actions of such designee as a director of the Xin Net. In the event Xin Net maintains a liability insurance policy affording coverage for the acts of its officers and directors, it will agree, if possible, to include, iBanc designee as an insured under such policy.



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D.       General

12. iBanc has no liability in respect of any services or advice provided to Xin Net by persons other than iBanc (including accountants, legal advisers and other specialist advisers) and the degree to which iBanc may rely on the work of such other persons shall not be affected by any limitation of liability for such work agreed between them and Xin Net.

13. iBanc will not be responsible for any due diligence for Xin Net in relation to any transaction which is carried out by specialist advisers (such as accountancy, tax, legal or valuation advisers) notwithstanding that any information or advice from these advisers may be passed on to iBanc or passed on by iBanc to Xin Net.

14. In addition to all fees payable to iBanc as per the terms hereof, Xin Net agrees to reimburse iBanc for all of its reasonable, pre-approved with written approval, out-of-pocket expenses incurred in connection with its activities under this Agreement.

15. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by both parties.

16. This Agreement shall be governed by and construed under the laws of the State of Florida.



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17.      Neither the execution and delivery of this Agreement by Xin Net nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of Xin Net or (ii) violate, or be in conflict with, or constitute a default under any agreement, lease, mortgage, debt or obligation of the Xin Net or require the payment, any pre-payment or other penalty with respect thereto.




         ACCEPTED AND AGREED TO:

         Xin Net Corporation                   IBanc Group, Inc.


         By: /s/  Marc Hung                    By: /s/ Bernard Esser
             --------------                        -----------------
               Marc Hung, President                Bernard Esser, President and
                                                   CEO

         Date: 11/23/2001                      Date: 11/23/2001